AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1998


                                          REGISTRATION STATEMENT NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM F-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ARAMEX INTERNATIONAL LIMITED
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 BERMUDA                                 NOT APPLICABLE
     -------------------------------                  ----------------------
     (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

                            ------------------------

                                             CT CORPORATION SYSTEM
                                                 1633 BROADWAY
            P.O. BOX 3371                   NEW YORK, NEW YORK 10019
         AMMAN, 11181 JORDAN                    (212) 246-5070
         -------------------           -----------------------------------
          (MAILING ADDRESS)            (NAME, ADDRESS AND TELEPHONE NUMBER
                                              OF AGENT FOR SERVICE)


                          2 BADR SHAKER ALSAYYAB STREET
                            UM UTHAYNA, AMMAN, JORDAN
                               (011) 962-6-5522192
          -------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   Copies to:

                            LAWRENCE B. FISHER, ESQ.
                             CATERINA A. CONTI, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 506-5387
                              (212) 506-3582 (FAX)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED
                                                               MAXIMUM OFFERING         PROPOSED
          TITLE OF EACH CLASS                AMOUNT TO BE          PRICE PER       MAXIMUM AGGREGATE         AMOUNT OF
     OF SECURITIES TO BE REGISTERED          REGISTERED(1)         SHARE(2)        OFFERING PRICE(2)      REGISTRATION FEE
Common Stock $.01 par value.............   100,000 Shares          $8.40               $840,000                $248


(1) This Registration Statement covers the registration of 100,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of the Registrant, reserved for issuance upon exercise of warrants issued to the representative of the underwriters of the Company's initial public offering and its designees (the "Commonwealth Warrants").


(2) Estimated solely for the purpose of calculating the registration fee based upon an exercise price and $8.40 per share, in accordance with Rule 457(c).

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

PROSPECTUS

                         ARAMEX INTERNATIONAL LIMITED

                        100,000 Shares of Common Stock

        This Prospectus relates to the offer and sale by certain selling shareholders (the "Selling Shareholders") of 100,000 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of Aramex International Limited, a Bermuda corporation (the "Company") which will be issued by the Company to Selling Stockholders upon the exercise of certain warrants to purchase Common Stock which were granted to the representative of the underwriters of the Company's initial public offering and its designees (the "Commonwealth Warrants").


        The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, but will receive amounts upon the exercise of the Commonwealth Warrants, which amounts will be used for working capital and other corporate purposes. The Commonwealth Warrants may be exercised on a cashless basis. If the Shares are exercised on a cashless basis, the Company will not receive any cash proceeds upon the exercise of the Commonwealth Warrants. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Use Of Proceeds."


        The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

        The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol ("ARMXF"). On August 4, 1998, the closing price for the Common Stock on Nasdaq was $9.00.


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         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
              DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 7 HEREOF.


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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is             , 1998.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a registration statement on Form F-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the Commission's rules and regulations. For further information, reference should be made to the Registration Statement and to the exhibits filed thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto which may be inspected without charge or copied at the public reference facilities of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates. Registration statements transmitted through the Commission's Electronic Data Gathering, Analysis and Retrieval System are also publicly available through the Commission's Internet site on the World Wide Web (http://www.sec.gov). Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "ARMXF" and reports and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W. Washington, D.C. 20006, and its Internet site on the World Wide Web is http://www.Nasdaq.com.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. Such audited financial statements and unaudited quarterly financial information will be prepared in accordance with International Accounting Standards (with reconciliations to generally accepted accounting principles in the United States). While the Company is exempt from the rules under the Exchange Act prescribing the content and distribution of proxy statements, it intends to substantially comply with the rules governing the preparation of proxy statements and the solicitation of proxies (excluding provisions requiring disclosures relating to corporate reorganizations, and the inclusion of shareholder proposals in proxy materials prepared by the Company) to the extent deemed advisable by the Company under the circumstances of particular solicitations. In addition, requirements with regard to the accuracy of proxy disclosures will be governed by certain Bye-law provisions interpreted under Bermuda law. The Company has been advised that, under Bermuda law, the record owners of Common Stock will, to the extent indicated in the Company's Bye-laws, also be bound by such principles incorporated from Commission rules relating to proxy statements and the solicitation of proxies.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1997 and the Company's Quarterly Report on Form 6-K for the quarter ended March 31, 1998, both of which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All reports filed by the Company on Form 6-K pursuant to the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company's application for registration of its Common Stock under
Section 12(g) of the Exchange Act filed with the Securities and Exchange Commission on December 16, 1996, is incorporated by reference and made a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein. Such reasons should be directed to the Company, P.O. Box 960913, Amman 11196 Jordan, Attention: Fadi Ghandour, President, Deputy Chairman, Chief Executive Officer and Assistant Secretary.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     The Company is organized under the laws of the Islands of Bermuda and is headquartered in Jordan. Certain of the Company's directors, officers and controlling persons, and selling shareholders as well as certain of the experts named in this Prospectus reside outside the United States. All or a substantial portion of their assets and the assets of the Company and such persons are located outside the United States, including Bermuda and Jordan. As a result, it may not be possible for investors to effect service of process wthin the United States upon such persons or to enforce judgments against the Company or such persons obtained in United States courts predicated upon the civil liability provisions of the federal or state securities laws of the United States. The Company has been advised by Conyers Dill & Pearman, Bermuda counsel to the Company, that the enforcement of judgments of United States courts obtained in actions against the Company or such persons predicated upon the civil liability provisions of the federal or state securities laws and the enforceability, in original actions, of liabilities against the Company or such persons predicated solely upon the federal or state securities Laws of the United States would require the commencement of a separate action in the Bermuda courts. There is uncertainty as to whether the courts of Bermuda or Jordan would (i) enforce judgments of United States courts obtained against the Company or such persons predicated upon the civil liability provisions of the federal securities laws of the United States or (ii) entertain original actions brought in Bermuda courts against the Company or such persons predicated upon the federal securities laws of the United States. The Company has irrevocably appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as its authorized agent to receive service of process in any legal action or proceeding against it based upon the federal securities laws of the United States and/or arising out of or relating to this offering. The Company has been advised by Ali Sharif Zu'bi & Sharif Ali Zu'bi law firm that the enforcement of foreign judgments in Jordan is governed by Law No. 8 of 1952 which provides that a foreign judgment may be enforced in Jordan by means of an application to the competent court without retrial and re-examination of the merits or issues of the case. Jordanian courts may, however, decline to enforce a foreign judgment (i) if the court which passed the judgment was without competent jurisdiction, (ii) if the defendant has not carried on any business within the jurisdiction of the court which passed the judgment or was not resident within its jurisdiction and did not willfully appear before the court or did not recognize its jurisdiction, (iii) if the defendant was not notified to appear before the court which issued the judgment or was not duly or properly served with notice, (iv) if the judgment has been passed in a fraudulent manner, (v) if the defendant is able to persuade the court that the judgment is not final, (vi) if the judgment contravenes Jordanian public policy, and (vii) if the laws of the country of the court which passed the judgment do not recognize and enforce judgments of Jordanian courts.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the Notes thereto, incorporated by reference in this Prospectus. Unless otherwise indicated or the context otherwise requires, the "Company" or "Aramex" refers to Aramex International Limited, a Bermuda Company, its consolidated subsidiaries and its predecessor entity. All references in this Prospectus to "$" shall mean United States dollars. For purposes of this Prospectus, the term "Station" shall mean all of the Company's stations, including operations through wholly owned subsidiaries, sponsorship agreements, joint venture agreements, agency relationships and technical services and exclusive agency agreements. For the purposes of this Prospectus, the "Middle East" shall include the following countries: Bahrain, Cyprus, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Oman, the Palestinian Territories, Qatar, Saudi Arabia, Sudan, Syria, Turkey, the United Arab Emirates, and Yemen. For purposes of this Prospectus, the "Indian Sub-Continent" shall include the following countries: Bangladesh, India, Pakistan and Sri Lanka.

                                  THE COMPANY

     Aramex is a leading provider of express package delivery, freight forwarding and other transportation services primarily to, from and within the Middle East and the Indian Sub-Continent. Since its founding in 1982, the Company has expanded its station network to include 95 locations in 32 countries with approximately 1,400 employees as of August 1, 1998. The Company also offers logistics, trucking and warehousing services to its clients and holds a majority interest in a direct marketing and mail order business, Middle East Direct Marketing ("MED"). From 1995 to 1997, the Company's total revenues increased from $43.6 million to $66.3 million and net income grew from $1.5 million to $3.1 million, respectively.

     The Company provides its services from its main hubs in Dubai (UAE), London, New York and Amman (Jordan). The Company believes that it has established itself as one of the leading transportation services companies in the Middle East because of its ability to provide a wide array of transportation solutions to its clients, its local market knowledge, reputation for quality service, and its expansive station network. In addition, because the Company does not own or operate its own aircraft, it is not constrained by restrictions on delivery schedules, shipment size or weight, providing it with greater flexibility to serve its clients. As a non-asset based solutions provider, the Company believes that its information technology systems are a significant asset and plans to continue to make significant investments in information systems and technology to provide a continued strong platform for enhanced service and future growth.

     Historically, the majority of the Company's business has been derived from its express package delivery operations. These express operations, combined with its station network, have provided the Company with a solid foundation for the development of additional revenue sources such as logistics, warehousing and inventory management. The Company has implemented a comprehensive quality control program and believes its efforts have enabled it to achieve a uniform service offering throughout its network of stations and has helped to establish a loyal base of customers. In recognition of this effort, the Company was awarded corporate ISO 9002 certification in December 1997, after receiving similar certification at certain stations beginning in August 1995. Each Aramex station is divided into teams specialized in cross marketing multiple services to industry-specific segments in their local market. Since each team targets one or more industry segments in its local market, it can develop and offer customized solutions for their clients where appropriate.

     The Company and Airborne Freight Corporation ("Airborne"), the parent of Airborne Express and the third largest domestic air express delivery carrier in the United States, are founding members of the Overseas Express Carrier Network (the "OEC"). The OEC is a global alliance among certain leading independent express companies that functions as a worldwide delivery network for its members. For tracking and tracing of its express shipments worldwide, the Company utilizes the FOCUS tracking system which is owned and operated by Airborne. Airborne has been a shareholder of the Company since November 1996 and owns 6.2% of the outstanding Common Stock of the Company.

     The Company believes that current and forecasted economic growth for the Middle East should result in an increase in demand for its services. According to the Boeing Commercial Airplane Group's ("Boeing")

1996/1997 World Air Cargo Forecast, it has been estimated that real gross domestic product ("GDP") for the Middle East will grow by approximately 3.5% per year from approximately $383 billion in 1995 to approximately $740 billion by 2015. Saudi Arabia, where the Company continues to expand its operations, is the largest market in the Middle East, representing 28% of the region's GDP. Because of its strategic location at the crossroads of Asia, Europe, and Africa, the Middle East is becoming a major center for world air freight distribution. In fact, the Middle East air freight market has grown at a reported average rate of 15% per year since 1995. It was reported by Boeing that, in early 1996, total air traffic through Dubai, where the Company operates one of its major hubs, increased 23% and transshipments increased 41% from 1995. As a result of its expansive station network and its local market knowledge, the Company believes it is well positioned to benefit from the economic growth forecasted for the Middle East which should result in an increased demand for express, freight forwarding and regional trucking and logistics services.


     The Company's goal is to be one of the leading providers of express package delivery, freight forwarding and logistics services in the Middle East, the Indian Sub-Continent and other contiguous emerging markets and to offer its customers a wide range of distinct delivery and transportation services. The Company intends to achieve this goal by implementing the following strategies:

          EXPAND MARKET AND GEOGRAPHIC PRESENCE -- The Company is focused on expanding its market and geographic presence in the Middle East, the Indian Sub-Continent and other contiguous emerging markets. The Company is currently deploying additional resources to expand its presence in Saudi Arabia and the Indian Sub-Continent. The emerging markets targeted by the Company, such as the Central Asian Republics and North Africa, are characterized by large populations and growing economies which are liberalizing and opening their markets to local and foreign investment. By expanding its distribution network in these regions, the Company's management believes it can (i) enhance its regional market presence; (ii) expand its customer base; and (iii) reduce its geographic revenue concentration.


          PROVIDE TOTAL TRANSPORTATION SOLUTIONS -- The Company plans to continue to capitalize on its reputation as a quality service provider of total transportation solutions in its markets. A large part of this strategy involves the continued development by the Company of customized solutions for its clients in the areas of (i) logistics management; (ii) multi-modal regional transportation and distribution (offering the options of express package delivery, air freight forwarding, and ground distribution); (iii) inventory management; and (iv) local warehousing. The Company's "One Stop Shop" approach is designed to provide its customers with a total solution for their everyday transportation needs. To effectuate this strategy and in order to facilitate the Company's ability to provide comprehensive logistics services, the Company plans to build additional warehouse facilities in Amman and Dubai.


          CONTINUE EMPHASIS ON TECHNOLOGY -- The Company continues to make significant investments in technology as a vehicle to enhance service, increase sales and foster growth. The Company believes that continuing improvements in its communications network and information systems, such as linking all of the Company's offices via an on-line, real time communications network and the ability of customers to have direct connectivity to the Aramex information network, will yield continued improvements in operations and customer service and improve the Company's results of operations. The Company's on-going technology initiatives include, among others, the continued implementation of remote hand-held bar code and signature scanners to replace the manual process, an express information system to provide production and cost related information and analysis, and a software system that allows customers to track shipments from their own personal computer.

          MARKET ITS SERVICES THROUGH ARAMEX TEAMS -- The Company plans to continue to market its services through cross functional, personalized customer teams which possess the marketing skills, local market knowledge, service expertise and industry experience necessary to identify and effectively address individual client's transportation needs. This strategy provides each station with a degree of flexibility and independence to develop customized transportation solutions which the Company believes provides a competitive advantage in its markets. The Company believes its team based structure is an innovative substitute to the traditional sales force format and facilitates the cross-marketing of the Company's services. The Company is committed to strengthening and expanding the number of its customer teams by recruiting individuals who demonstrate leadership qualities, are motivated and energetic and comprehend the notion of teamwork and customer service.

          GROW THROUGH STRATEGIC ALLIANCES AND ACQUISITIONS -- The Company plans to pursue strategic alliances and may acquire complementary businesses in order to maximize penetration in new and existing geographic markets, expand the range of commercial services and increase the Company's name recognition. Whenever possible, the Company considers increasing its ownership in its joint ventures as well as converting its agency agreements to Company-controlled joint ventures, which permits the consolidation of these operations with the Company's operations. For example, in 1997, the Company acquired a 51% interest in the Ramallah (the Palestinian Authority) operations which were previously operated by a service provider agency.

     The Company's mailing address is P.O. Box 960913, Amman, 11196 Jordan and its principal executive office is located at 2 Badr Shaker Alsayyab Street, Um Uthayna, Amman, Jordan and the Company's telephone number is 962-6-5522192. The Company maintains an Internet site on the World Wide Web at http://www.aramex.com. Information contained in the Company's Internet site shall not be deemed to be a part of this Prospectus.

                            ------------------------

        ARAMEX(Registered) is a registered service mark of the Company.
       This Prospectus includes trademarks and service marks of companies other than those of the Company.

                            ------------------------

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth in the following risk factors and elsewhere in this Prospectus.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     A majority of the Company's business is conducted outside of the United States. As a result, the Company's operations are subject to various risks such as the possibility of the loss of revenue, property or equipment due to expropriation, nationalization, war, insurrection, terrorism or civil disturbance, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights. Additionally, the ability of the Company to compete may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from vendors in, a particular jurisdiction. The Company is subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. There can be no assurance that any of these risks will not have an adverse effect on the Company.

RISKS RELATING TO OPERATIONS IN THE MIDDLE EAST, THE INDIAN SUB-CONTINENT AND CERTAIN EMERGING MARKETS

     The Company operates in 18 countries located in the Middle East. The Company derived 78% of 1997 revenue and substantially all of its operating profit from operations in the Middle East, and the risks of doing business in that region could adversely affect the Company. Such risks include the following:

          Political and Economic Factors. The Middle East's economies have been subject to many destabilizing factors, including military conflicts and tensions, including, but not limited to, the on-going dispute between the United Nations and Iraq, civil unrest, large government deficits, low foreign exchange revenues and fluctuations in world commodity prices. In attempting to respond to these problems, many Middle Eastern governments have intervened in their economies, employing among other things, fiscal, monetary and trade policies, import duties, foreign currency restrictions and controls of wages, prices and exchange rates. Some Middle Eastern governments have frequently changed their policies in all these areas. Certain Middle Eastern economies have received military and economic aid from the United States and many Middle Eastern companies have been financed by United States venture capital and investment concerns. There is no assurance that such aid and investments will continue to be available in the future.

          Risks of Foreign Legal Systems. Many of the countries where the Company operates and plans to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors.

          Effect of Postal Taxes and Other Payments. In several Middle Eastern countries where the Company operates, it is required to pay taxes and/or royalties to the local postal authority. To the extent these taxes and/or royalties are increased, the Company's results of operations may adversely be affected.

     The political, economic and other risks of doing business in the Middle East are similar to those which the Company has and may encounter in other emerging markets in which it is conducting or planning to conduct business such as the Indian Sub-Continent, the Central Asian Republics and North Africa.

RISKS ASSOCIATED WITH GEOGRAPHIC EXPANSION AND NEW LINES OF BUSINESS

     The Company intends to actively pursue a strategy of continued growth, and will focus on expanding the range of its services, its geographic presence and market in the Middle East, the Indian Sub-Continent and other contiguous markets. The Company's ability to expand into new geographic markets will be dependent upon its ability to secure and maintain the requisite local licenses, permits and approvals necessary to conduct business, including those which may be required by the local postal authority. Several countries targeted by the Company for expansion have restricted express and freight forwarding companies from operating in their jurisdiction. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any necessary licenses, permits or approvals in new jurisdictions where the Company intends to do business would have an adverse effect on the ability of the Company to conduct its business and/or on its ability to expand into such jurisdictions. No assurance can be given that the Company will obtain such authorizations, licenses, permits or necessary approvals. The Company also plans to open additional catalog centers and expand its logistics management services along with regional trucking and ground transportation. This will require additional capital expenditures, including leasing additional facilities and purchasing and/or leasing and operating a small trucking fleet. The Company has only limited experience in operating a trucking operation and a logistics management service. The availability of qualified and licensed drivers will become an important factor in the Company's expansion of a regional trucking and ground transportation business. In addition, the Company will be required to identify suitable new geographic markets with sufficient demand for the Company's services, to hire and retain skilled management, marketing, customer services and other personnel, and to successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality and service controls. There can be no assurance that the Company will be able to do so effectively or that allocation of capital or human resources will not adversely impact the Company as a whole. In addition, countries in which the Company wishes to operate may have regulatory systems that impose other impediments on the Company's operations. There can be no assurance that these restrictions will not have a material adverse affect on the Company's expansion plans or results of operations.

RESTRICTIONS AND CONTROLS ON FOREIGN INVESTMENTS AND ACQUISITIONS OF MAJORITY INTERESTS

     Foreign investment by the Company in local joint ventures or business acquisitions has been and will continue to be restricted or controlled to varying degrees. These restrictions or controls have and may continue to limit or preclude foreign investment in certain proposed joint ventures or business acquisitions or increase the costs and expenses of the Company in seeking to effectuate such a transaction. Various governments require governmental approval prior to investments by foreign persons and limit the extent of any such investment. In certain countries, the Company is required to conduct operations pursuant to an agency or sponsorship agreement. The loss of an agent or sponsor could result in the temporary or permanent cessation of operations in a particular country. There can be no assurance that the Company will be able to replace such agent or sponsor on favorable terms, if at all. Furthermore, various governments restrict investment opportunities by foreign persons in certain industries. Various governments may also require governmental approval for the repatriation of capital and income by foreign investors. Various governments have laws protecting local postal authorities. Although such approvals are usually given, there can be no assurance that such approvals will be forthcoming in the future. There can be no assurance that additional or different restrictions or adverse policies applicable to the Company will not be imposed in the future or, if imposed, as to the duration or impact of any such restrictions or policies.

RELIANCE ON JOINT VENTURES

     The Company relies upon joint ventures to conduct and expand its operations in certain countries. The loss of any joint venture partner or the Company's inability to attract and maintain additional joint venture partners may result in delays and difficulties in effectuating the Company's business plan. There can be no assurance that the Company will be able to attract joint venture partners on acceptable terms, if at all.

COMPETITION

     The Company faces strong competition in the Middle East and other regions in which it operates. The Company's ability to compete effectively depends principally upon price, frequency and capacity of scheduled service, extent of geographic coverage and reliability. Some of the Company's competitors have well established reputations and significantly greater financial and other resources available for expansion than the Company. The Company's principal express competitors are DHL Worldwide Express, Federal Express Corporation, TNT Express Worldwide and United Parcel Service of America, Inc. The Company's principal freight forwarding competitors are Air Express International Corporation, Expeditors International of Washington, Inc. and MSAS Cargo International Ltd. There can be no assurance that the Company will be able to expand as rapidly as, or compete effectively against, its competitors.


DEPENDENCE ON KEY EMPLOYEES

     The Company's growth and profitability are dependent upon, among other things, the abilities and experience of the Company's management team including Mr. William S. Kingson and Mr. Fadi Ghandour, the Company's Chairman and the Company's President, Deputy Chairman and Chief Executive Officer, respectively. If the services of Messrs. Kingson and Ghandour or a number of the Company's executive officers or key employees were no longer available to the Company, the Company's business, financial condition and results of operations could be adversely affected.

DEPENDENCE ON INTERNATIONAL TRADE

     International trade is essential to the Company's results of operations and has played an important role in the economic development of the Middle East and other regions where the Company currently operates or plans to operate. International trade is influenced by many factors, including economic and political conditions, major work stoppages, currency fluctuations, and laws relating to tariffs, trade restrictions, foreign investments, and taxation. A reduction in the volume of international trade due to one or more of these factors, any material restrictions on trade, or a downturn in the economies where the Company currently operates or plans to operate could have a material adverse effect on the Company. Political differences may lead to the imposition of trade barriers and/or economic sanctions. The occurrence of such barriers or sanctions could have a material adverse effect on the Company's operations.

RELIANCE ON COMMERCIAL CARRIERS

     The Company relies on scheduled flights of commercial air carriers and shipping companies in delivering its express package and freight forwarding services. Consequently, the ability of the Company to provide reliable, low-cost express delivery would be adversely affected by changes in policies and practices such as pricing, payment terms, scheduling, and frequency of service or increases in the cost of fuel, taxes and labor, and other factors that are not within the Company's control.

EFFECTS OF INFLATION; CURRENCY FLUCTUATIONS

     Exchange rates for some local currencies in countries where the Company operates may fluctuate in relation to the U.S. dollar and such fluctuations may have an adverse effect on the Company's earnings or assets when local currencies are translated into U.S. dollars. Any weakening in the value of a local currency against the U.S. dollar could result in lower revenues and earnings for the Company when such local currencies are translated into U.S. dollars. In 1997, approximately 80% of the Company's revenues came from currencies that are tied to the U.S. dollar. Therefore, there can be no assurance that currency exchange rates will not have a material adverse effect on the Company.

HOLDING COMPANY STRUCTURE

     The Company is a holding company and substantially all of its operations are conducted through subsidiaries, joint ventures and contractual sponsorship arrangements. Consequently, the Company will rely principally on dividends or advances from its subsidiaries (including ones that are wholly-owned), joint ventures, contractual sponsorship arrangements and agency relationships with service providers. The ability of such subsidiaries to pay dividends and the ability of the Company to realize on its investment in other entities is subject to applicable local law and certain other restrictions.

SEASONALITY

     The Company's business is seasonal in nature. Historically, the Company experiences a decrease in demand for its services during the first and third quarters, the post-winter holiday and summer vacation seasons. The Company traditionally experiences its highest volume in the fourth quarter due to the holiday season. The seasonality of the Company's sales may cause a variation in its quarterly operating results and a significant decrease in second or fourth quarter revenues may have an adverse effect on the Company's results of operations for that fiscal year. However, local Middle East holidays vary on a year to year basis and, as a result, the Company's seasonality may shift over time.

POTENTIAL LIABILITY REGARDING DELIVERY OF SHIPMENTS AND NO INSURANCE COVERAGE

     In the Company's business, the Company assumes responsibility to its customers for the safe delivery of shipments up to $100.00 in value. Upon the customer's request, the Company insures amounts above $100.00 with local insurance companies. The Company does not carry an umbrella insurance policy. The Company has, from time to time, made payments to its customers for claims related to its shipments which, to date, have not been material to the Company's results of operations. Should the Company experience an increase in the number of such claims, there can be no assurance that the Company's results of operations will not be adversely affected.

CONTROL BY EXISTING SHAREHOLDERS

     Messrs. Kingson and Ghandour and Ms. Ghandour beneficially own, in the aggregate, more than 50% of the outstanding shares of Common Stock of the Company. As a result of such ownership, these shareholders will be able to control the election of all directors and other actions submitted to a vote of the Company's shareholders.

RIGHTS OF SHAREHOLDERS UNDER BERMUDA AND JORDANIAN LAW

     The Company is incorporated under the laws of Bermuda and is headquartered in Jordan. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of the Company's management and directors and the rights of its shareholders, including those persons who will become shareholders of the Company in connection with the Offering, are governed by Bermuda law and the Company's Memorandum of Association and Bye-laws. Such principles of law may differ from those that would apply if the Company were incorporated in a jurisdiction in the United States. In addition, the Company has been advised by Conyers Dill & Pearman, its Bermuda counsel, that there is uncertainty as to whether the courts of Bermuda would enforce (i) judgments of United States courts obtained against the Company or its officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state or (ii) in original actions brought in Bermuda, liabilities against the Company or such persons predicated upon the securities laws of the United States or any state. The Company has been further advised by the Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, Jordanian counsel to the Company, that the enforcement of foreign judgements in Jordan is governed by Law No. 8 of 1952. Basically, a foreign judgement may be enforced in Jordan by means of an application to the competent court without retrial and re-examination of the merits or issues of the case. Jordanian courts may, however, decline to enforce a foreign judgement (i) if the court which passed the judgement was without competent jurisdiction, (ii) if the defendant has not carried on any business within the jurisdiction of the court which passed the judgement or was not resident within its jurisdiction and did not willfully appear before the court or did not recognize its jurisdiction, (iii) if the defendant was not notified to appear before the court which issued the judgement or was not duly or properly served with notice, (iv) if the judgement has been passed in a fraudulent manner, (v) if the defendant is able to persuade the court that the judgement is not final, (vi) if the judgement contravenes Jordanian public policy, and (vii) if the laws of the country of the court which passed the judgment do not recognize and enforce judgments of Jordanian courts.


EFFECT OF PREFERRED STOCK AND STAGGERED BOARD

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. There are presently no shares of preferred stock outstanding. Although the Company has no present intention to issue shares of preferred stock after consummation of the Offering, any issuance of undesignated preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

     In addition, the Company's Bye-laws provide for and the Company maintains a classified Board of Directors. This could inhibit a change of control of the Company because it will take at least two annual meetings to change control of the Board of Directors by shareholder vote.

EFFECT OF SHAREHOLDERS AGREEMENT

     In connection with the Airborne Stock Purchase, Messrs. Kingson and Ghandour and Ms. Ghandour entered into a Shareholders Agreement which provides, among other things, that in the event the Company transfers (as defined in the Shareholders Agreement) any shares of Common Stock to certain listed competitors of Airborne or to any other company primarily engaged in the transportation of air freight or air express shipments, Airborne has the right to sell all of its shares of Common Stock to the Company on the same terms and conditions as the sale to such other company. In the event that Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of Common Stock to certain listed competitors to Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitor all of its shares of Common Stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. Such provision may deter or frustrate a takeover of the Company.

POTENTIAL VOLATILITY OF COMMON STOCK PRICE

     The trading price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, government regulation, political conflict, instability in the regions in which the Company operates, general market conditions and other factors, many of which are beyond the Company's control. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies irrespective of such companies' operating performances.

IMPACT OF YEAR 2000

     The Company has closely examined the Year 2000 issue and the potential costs and consequences to the Company in addressing this issue. Based on this assessment, the Company has established programs to prepare its financial and other information and computer based systems for the Year 2000, including replacing and/or updating existing systems. The Company presently believes that with modifications to existing software and conversions to new software, Year 2000 issues will not pose significant operational problems for its computer systems. During the execution of the compliance process the Company will incur certain costs and expenses. A significant portion of the Company's systems were developed in the last few years and already encompass Year 2000 compliance. Though the Company has not established a final cost estimate, the expense of the Year 2000 compliance process is not expected to have a material effect on the Company's financial position or results of operations. The Company expects that its internal Year 2000 compliance process will be completed on a timely basis. If such modifications are not made, however, or are not completed in a timely manner, the Year 2000 issues could have a material impact on the operations and financial condition of the Company. The Company has initiated formal communications with all of its significant external interfaces to determine the extent to which it is vulnerable to third party failures to remedy their own potential problems related to Year 2000. There can be no assurance that the Company will not be adversely affected by the failure of its customers and suppliers (including, without limitation, members of the OEC and sellers of express and freight cargo space) to implement appropriate systems within their networks to address Year 2000 issues on a timely basis. In particular, there can be no assurance that the commercial carrier industry, on which certain segments of the Company's business is dependent, has or will complete any remediation programs related to Year 2000 issues. There can be no assurance that the Company will not be adversely affected by the failure of commercial carriers to be Year 2000 compliant.

FORWARD LOOKING STATEMENTS

     The statements contained in this Prospectus, including, but not limited to, those relating to the future availability of express and cargo space; the Company's overseas presence and plans for international air freight forwarding services and agreements for international cargo; the future expansion and results of the Company's station network and warehouse facilities; plans for local delivery services and truck brokerage; future improvements in the Company's information systems and logistics systems and services; future marketing results; construction of new facilities; the effect of litigation; future costs of transportation; future operating expenses; future margins; any seasonality of the Company's business; future stock issuances; future divided plans; future acquisitions, and any effects, benefits, results, terms or other aspects of acquisitions; retention of employees or management; availability of facilities; use of offering proceeds; ability to continue growth and implement growth and business strategy; the ability of expected sources of liquidity to support working capital and capital expenditure requirements; and any other statements regarding future growth, future cash needs, future terminals, future operations, business plans and future financial results; and any other statements which are not historical facts are forward-looking statements. When used in this document, the words "anticipate," "estimate," "expect," "may," "plans," "project," "potential," and similar expressions are intended to be among the statements that identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to the Company's dependence on its ability to attract and retain skilled managers and other personnel; the intense competition within the express, freight and logistics industry; continued demand for and competition in the MED business; the uncertainty of the Company's ability to manage and continue its growth and implement its business strategy in each segment of its business; the Company's dependence on the availability of express and cargo space to serve its customers; effects of regulation; results of litigation, the Company's vulnerability to instability in the geographic regions in which it operates and general economic conditions and dependence on its principal customers; the control by the Company's principal shareholders; the Company's potential exposure to claims involving its local pick-up and delivery operations; the Company's future financial and operating results, cash needs and demand for its services; failure of information systems, including as a result of Year 2000 problems; and the Company's ability to maintain and comply with customs regulations and other permits and licenses; as well as other factors detailed in "Risk Factors" and elsewhere in this Prospectus and in the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                           THE COMPANY'S ORGANIZATION

     Aramex International Limited (sometimes referred to in this section as "Aramex Bermuda") was incorporated under the law of Bermuda in October 1996 as the successor to Aramex International, Limited, a Hong Kong company which was incorporated in February 1986 ("Aramex Hong Kong"). On December 13, 1996, Aramex Bermuda subscribed for 100 shares of Aramex Hong Kong (the "Ordinary Shares") and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares (the "Deferred Shares") (collectively, the "Reorganization"). The Deferred Shares do not carry voting rights (other than in respect of resolutions affecting their class rights) and are effectively subordinated to the Ordinary Shares (all of which are held by Aramex Bermuda) in respect of all dividends, distributions and liquidation rights until such time as the holders of Ordinary Shares have received $100 billion. Subsequent to the Reorganization and prior to the Company's initial public offering, the Company's shareholders owned the same proportion of outstanding shares of Aramex Bermuda as they had held in Aramex Hong Kong prior to the Reorganization. Pursuant to the Reorganization, Aramex Bermuda became the parent holding company of Aramex Hong Kong.


     The corporate structure of the Company's operating subsidiaries is in part influenced by the laws of the countries in which the Company operates. Various Middle Eastern and other governments require governmental approval prior to investments by foreign persons and limit the extent of any such investment. As a result, the Company generally operates through subsidiaries, sponsors, joint ventures, service providers and agents.

     The Company operates through wholly owned subsidiaries in Bahrain, France, Greece, Jerusalem, Jordan, New York, Qatar, United Arab Emirates, United Kingdom, Washington D.C., Hong Kong and the Palestinian Authority.

     The Company has entered into sponsorship agreements whereby a domestic company sponsors Aramex to obtain a charter or license. The Company has entered into such agreements in Abu Dhabi, Bahrain, Cyprus, Dubai, Kuwait and Qatar.

     The Company has entered into joint venture agreements in Bangladesh, Canada, Egypt, India, Lebanon, Ramallah (the Palestinian Authority), Sri Lanka, Azerbaijan and Turkey. The Company has entered into a technical services and exclusive agency agreement in Saudi Arabia and Syria.


     The Company has also entered into agency relationships with local service providers whereby it appoints an agent to conduct its courier services in a designated territory in return for royalties. The Company has entered into such relationships or agreements in Bulgaria, Ethiopia, Iran, Libya, Oman, Pakistan, Sri Lanka, Switzerland, Uzbekistan, Sudan and Yemen.


     Whenever possible, if it deems it commercially reasonable to do so, the Company routinely considers increasing its ownership or participation interest in its joint ventures as well as convert its agency arrangements with certain of its service providers into joint ventures.

                                USE OF PROCEEDS

     No net proceeds will be realized by the Company from the offer and resale of the Shares offered hereby by the Selling Shareholders. The Company will receive a total of approximately $840,000 in the event that all Shares of Common Stock offered hereby are issued upon exercise of the Commonwealth Warrants. Such proceeds will be used by the Company for working capital and other corporate purposes. The Commonwealth Warrants may be exercised on a cashless basis. If the Commonwealth Warrants are exercised on a cashless basis, the Company will not receive any cash proceeds upon the exercise of the Commonwealth Warrants. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders) in connnection with the registration of the Shares being offered by the Selling Shareholders.

                              SELLING SHAREHOLDERS


     The following table sets forth, based upon information received by the Company from, or on behalf of, such Selling Shareholder, (i) the number of shares of Common Stock beneficially owned by each Selling Shareholder as of August 1, 1998, (ii) the number of shares of Common Stock to be offered for resale by each Selling Shareholder, and (iii) the number and percentage of shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of the Offering. Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company during the past three years.


                                                                                   Share Beneficially
                                                                                      Owned After
                                     No. of Shares of             No. of              Offering (1)
                                       Common Stock               Shares         ----------------------
Name                                Beneficially Owned           Offered         Number         Percent
----                                ------------------           -------         ------         -------
Michael S. Falk (2)(3)(5)                 28,817                 28,817            0               *
Barton Ferris (2)                         20,000                 20,000            0               *
Robert Beuret (2)(3)(5)                    7,777                  7,777            0               *
Edmund Shea (2)(4)                         4,598                  4,598            0               *
Basil Ascuitto (2)(3)(5)                   4,214                  4,214            0               *
Robert Priddy (2)(5)                       3,705                  3,705            0               *
Keith Rosenbloom (2)(5)                    3,415                  3,415            0               *
James Walker (2)                           2,500                  2,500            0               *
Cornelia Eldridge (2)(5)                   2,000                  2,000            0               *
Joseph P. Wynne (2)(5)                     1,945                  1,945            0               *
Michael R. Lyall (2)(5)                    1,945                  1,945            0               *
Vincent Labarbara (2)(5)                   1,771                  1,771            0               *
Ilene Mirman                               1,056                  1,056            0               *
Anthony Giardina (2)                         693                    693            0               *
Murray Segal                                 642                    642            0               *
Robert Tucker (2)(4)                         513                    513            0               *
Estate of Daniel Parker (4)                  513                    513            0               *
Robert O'Sullivan (2)(5)                     471                    471            0               *
Eric Rubenstein (2)                          444                    444            0               *
Eric Rand (2)(5)                             767                    767            0               *
Ronald Moschetta (2)(5)                      555                    555            0               *
Craig Leppla (2)                             222                    222            0               *
Robert Nass                                  332                    332            0               *
Mark Danielli (2)                            222                    222            0               *
Michael Volpe (2)(5)                         279                    279            0               *
Stephen Labarbara (2)(5)                     260                    260            0               *
Andres Bello                                 110                    110            0               *
Richard Campanella (2)(5)                    110                    110            0               *
Richard Galterio (2)(5)                       57                     57            0               *
Al Legere                                     57                     57            0               *
Marco Guidice (2)(5)                          46                     46            0               *
Vincent Ricciardi (2)(5)                      46                     46            0               *
Inder Tallur (2)(5)                           27                     27            0               *
Commonwealth Associates, Inc.(6)           9,891                  9,891            0               *


----------
 *   Less than 1%
(1)  Assumes that all Common Stock offered by the Selling Shareholder is sold.

(2) The Company has been informed that such person is an employee of Commonwealth Associates, Inc., the representative of the underwriters of the Company's initial public offering.

(3) The Company has been informed that such person is an executive Officer of Commonwealth Associates Management Corp., Inc., the General Partner and Commonwealth Associates, LP.

(4) The Company has been informed that such person is a limited Partner in Commonwealth Associates LP.

(5) The Company has been informed that such person is a shareholder of Commonwealth Associates Management Corp., Inc., the General Partner of Commonwealth Associates LP.

(6) Commonwealth Associates, LP. ("Commonwealth") acted as the representative of the underwriters in connection with the Company's initial public offering consummated in January 1997. In connection with the Company's 1997 public offering, Commonwealth received a warrant to purchase the securities being offered by it and the other Selling Shareholders hereby.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par $.01 value per share. As of the date of this Prospectus, 4,929,688 shares of Common Stock are outstanding. After giving effect to the sale of the shares offered hereby, there will be 5,029,688 shares of Common Stock outstanding.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders. Each shareholder may exercise such vote either in person or by proxy. Shareholders are not entitled to cumulate their votes for the election of directors, which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect all of the directors to be elected by holders of Common Stock, in which event the holders of the remaining Common Stock voting will not be able to elect any director. The Company has a staggered Board of Directors. Subject to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. The Company does not presently anticipate paying cash dividends in the foreseeable future. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to shareholders, subject to the prior rights on liquidation of creditors and to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled. The holders of Common Stock have no preemptive, subscription, redemption or sinking fund rights. The Common Stock currently outstanding, and the Common Stock offered hereby, is or will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by the shareholders. At present, the Company has no plans to issue any of the Preferred Stock and is not aware of any pending or proposed transaction that would be affected by such an issuance.

BERMUDA LAW

     The following discussion is based upon the advice of Conyers Dill & Pearman, Bermuda counsel for the Company.

     The Company is an exempted company under the Companies Act 1981 of Bermuda (the "Act"). The rights of the Company's shareholders, including those persons who will become shareholders of the Company in connection with this Offering, are governed by Bermuda law and the Company's Memorandum of Association and Bye-laws. The Act differs in certain material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of certain provisions of Bermuda law and the Company's organizational documents. This summary is not a comprehensive description of such laws and documents and is qualified in its entirety by appropriate reference to Bermuda law and to the organizational documents of the Company.

     Dividends. Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

     Voting Rights. Under Bermuda law, save as otherwise provided in the Act or the Bye-laws of the Company, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present and voting at the meeting. The Company's Bye-laws provide that, subject to the provisions of the Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast, on a show of hands, with each shareholder present and each person holding proxies for any shareholder entitled to one vote, unless a poll is requested. If a poll is requested, each shareholder present in person or by proxy has one vote for each share held. A poll may only be requested under the Company's Bye-laws by (i) the Chairman of the meeting, (ii) at least three shareholders present in person or by proxy,
(iii) any shareholder or shareholders, present in person or by proxy, holding between them not less than 10% of the total voting rights of all shareholders having the right to vote at such meeting, or (iv) a shareholder or shareholders present in person or by proxy holding voting shares in the company on which an aggregate sum has been paid equal to not less than 10% of the total sum paid up on all such voting shares.

     Rights in Liquidation. Under Bermuda law and the Bye-laws, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of such liquidation or winding up are distributed pro rata among the holders of common shares.

     Meetings of Shareholders. Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under the Bye-laws of the Company, at least five days' notice of the annual general meeting and of any special general meeting must be given to each shareholder.

     Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. The Company's Bye-laws provide that the presence in person or by proxy of the holders of more than 50% of the voting capital stock of the Company constitutes a quorum.

     Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Act, establish a branch register outside Bermuda. The Company maintains a share register in New York, New York. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

     Election or Removal of Directors. Under Bermuda law and the Company's Bye-laws, directors are elected or appointed at the annual general meeting and shall serve until their term of office expires or until their successors are elected or appointed, unless they are earlier removed or resign. The Company has a staggered Board of Directors.

     Under Bermuda law and the Bye-laws of the Company, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days' notice. The director has a right to be heard at such meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the Board of Directors.

     Amendment of Memorandum of Association and Bye-laws. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Association other than an amendment which alters or reduces a company's share capital as provided in the Act, also requires the approval of the

Bermuda Minister of Finance, who may grant or withhold approval at his discretion. The Bye-laws may be amended by the Board of Directors if such amendment is approved by the shareholders by a resolution passed by a majority of votes cast at a general meeting.

     Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital or any class thereof have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

     Appraisal Rights and Shareholder Suits. Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and, except where the amalgamation is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries of the same holding company, by meetings of the holders of shares of each company and of each class of such shares. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold such consent at his discretion.

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's Memorandum of Association or Bye-laws. Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or compelling the purchase of the shares of any shareholder, by other shareholders or by the company.

TRANSFER AGENT AND BRANCH REGISTRAR

     The Transfer Agent and Branch Registrar for the Common Stock is the Continental Stock Transfer and Trust Company, New York, New York.

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     The following discussion is based on the advice of Conyers Dill & Pearman, Bermuda counsel to the Company.


     The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority ("BMA"). Consent under the Exchange Control Act 1972 (and regulations promulgated thereunder) has been obtained from the BMA for the sale or transfer to non-residents of Bermuda for exchange control purposes of the Common Stock being offered pursuant to the Offering. In addition, prior to this Offering, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.


     IT MUST BE DISTINCTLY UNDERSTOOD THAT, IN GRANTING SUCH CONSENT AND ACCEPTING THIS PROSPECTUS FOR FILING, THE BMA AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

     Under Bermuda law, there are no limitations on the rights of non-Bermuda resident owners of the Common Stock to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Common Stock, other than in respect of local Bermuda currency.

     In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or see to the execution of a trust pursuant to which any of its shares are held. The Company will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

     Under Bermuda law, the Company is an exempted company (that is, it is exempted from the provisions of Bermuda law which stipulate that at least 60% of the equity must be beneficially owned by Bermudians). Consents under The Exchange Control Act 1972 of Bermuda (and regulations promulgated thereunder) have been obtained for the issue and all subsequent transfers of the shares of Common Stock offered by this Prospectus to and among persons not resident in Bermuda for exchange control purposes. Persons regarded as residents of Bermuda for exchange control purposes require specific consent under The Exchange Control Act 1972 to acquire securities issued by the Company. The Act permits companies to adopt bye-law provisions relating to the transfer of securities. Neither Bermuda law, the Memorandum of Association nor the Bye-laws of the Company impose limitations on the right of foreign nationals or nonresidents of Bermuda to hold shares of the Company or vote such shares. Pursuant to the provisions of Section 28 of the Act, there is no minimum subscription which must be raised by the issue of the Common Stock to provide the funds required to be provided in respect of the matters set forth in that section.

     As an exempted company, the Company may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance; (iii) the acquisition of bonds or debentures secured on land in Bermuda, unless they are issued by the Bermuda Government or a public authority; or (iv) the carrying on of business of any kind in Bermuda, except in certain restricted circumstances such as carrying on business with another exempted undertaking in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance. In addition, present BMA policy permits no more than 20% of the share capital of an exempted company to be held by Bermudians.

     The Bermuda government actively encourages foreign investment in exempted entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation.

     The following is a summary of the law relating to the enforcement of foreign judgements in Jordan and represents the opinion of Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, Jordan counsel to the Company, that the enforcement of foreign judgements in Jordan is governed by Law No. 8 of 1952. Basically, a foreign judgement may be enforced in Jordan by means of an application to the competent court without retrial and reexamination of the merits or issues of the case. Jordanian courts may, however, decline to enforce a foreign judgement (i) if the court which passed the judgement was without competent jurisdiction, (ii) if the defendant has not carried on any business within the jurisdiction of the court which passed the judgement or was not resident within its jurisdiction and did not willfully appear before the court or did not recognize its jurisdiction,
(iii) if the defendant was not notified to appear before the court which issued the judgement or was not duly or properly served with notice, (iv) if the judgement has been passed in a fraudulent manner, (v) if the defendant is able to persuade the court that the judgement is not final, (vi) if the judgement contravenes Jordanian public policy, and (vii) if the laws of the country of the court which passed the judgement do not recognize and enforce judgements of Jordanian courts.

                                    TAXATION

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain of the principal United States federal income tax consequences relating to an investment in the Common Stock as of the date hereof and represents the opinion of Orrick, Herrington & Sutcliffe LLP, special United States counsel to the Company. The summary is based on the Internal Revenue Code of 1986 (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the Common Stock and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. The summary does not purport to address all federal income tax consequences that may be relevant to particular investors. For example, the summary applies only to holders who hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code, and does not address the tax consequences that may be relevant to investors in special tax situations (including, for example, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, or investors that hold the Common Stock as part of a hedge, straddle or conversion transaction). Further, it does not address the alternative minimum tax consequences of an investment in the Common Stock or the indirect consequences to holders of equity interests in investors in the Common Stock. ACCORDINGLY, PERSONS CONSIDERING THE PURCHASE OF THE COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

     For purposes of this discussion, "Company" refers to Aramex International Limited and "U.S. Holder" means a holder of Common Stock that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or an estate or trust the income of which is subject to United States federal income tax on a net income basis with respect to the Common Stock. The term "non-U.S. Holder" refers to any holder of Common Stock other than a U.S. Holder.

TAXATION OF THE COMPANY

     The Company believes that most of the Company's income currently is and, according to the Company's plans set forth in "Business" above, will be from sources outside the United States and not be effectively connected with the conduct by the Company of a trade or business within the United States. However, the Company may decide in the future to directly engage in a trade or business within the United States. The Company generally will not be subject to United States federal income tax on its income from sources outside the United States that is not effectively connected with the conduct of a trade or business within the United States. If the Company is treated as engaged in the conduct of a trade or business within the United States it will be subject to United States federal income tax on its United States effectively connected income in the same manner as if it were a United States corporation, and will be subject to a United States branch profits tax equal to 30% of such effectively connected income, subject to adjustments.

     In addition, the Company may be classified as a personal holding company (a "PHC") for United States federal income tax purposes if both of the following tests are satisfied: (i) at any time during the last half of the Company's taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own under certain attribution rules more than 50% of the stock of the Company by value (the "PHC Ownership Test") and (ii) the Company receives 60% or more of its United States related gross income, as specifically adjusted, from certain passive sources (the "PHC Income Test"). A corporation classified as a PHC is taxed (currently at a rate of 39.6%) on certain of its undistributed United States source income (e.g., dividends from United States corporations) and United States effectively connected income, to the extent such income is not distributed to shareholders.

     Five or fewer individuals may own or be deemed to own more than 50% of the Common Stock. Furthermore, the Company may receive distributions from United States corporations after this Offering. As a result, the PHC Ownership Test and the PHC Income Test may be satisfied after this Offering. The

Company currently intends to manage its affairs so as to minimize liability for the PHC tax, but there can be no assurance that the Company will be successful in minimizing such tax. Further, in the future the Company may determine that the Company's funds are better used for purposes other than making the distributions required to minimize such tax.

TAXATION OF U.S. HOLDERS

     Distributions of Common Stock. Distributions made by the Company with respect to Common Stock generally will constitute dividends for federal income tax purposes and will be taxable to a U.S. Holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such holder upon the sale or exchange of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder and will be either long-term or short-term capital gain depending upon the U.S. Holder's federal income tax holding period for the Common Stock. Dividends paid by the Company generally will not be eligible for the dividends received deduction available to certain United States corporate shareholders under Code Sections 243 and 245.

     Sale or Exchange of Common Stock. A U.S. Holder of Common Stock generally will recognize capital gain or loss upon the sale or exchange of the Common Stock measured by the difference between the amount realized and the U.S. Holder's tax basis in the Common Stock. The gain or loss on such disposition will be long term capital gain or loss if the Common Stock has been held for more than one year. The deductibility of capital losses is restricted and generally may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

     Passive Foreign Investment Company. A foreign corporation generally will be treated as a passive foreign investment company (a "PFIC") if, after applying certain "look-through" rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25%, by value, of an operating subsidiary to treat that proportion of the subsidiaries assets and income as held or received directly by the foreign parent.

     The Company does not believe that it is currently a PFIC nor does it anticipate that it will be a PFIC in the future because it expects that less than 75% of its annual gross income will be passive income and less than 50% of its assets will be passive assets, based on the look-through rules, the current income and assets of the Company and its subsidiaries, and the manner in which the subsidiaries are anticipated to conduct their businesses in the future. However, there can be no assurance that the Company is not or will not be treated as a PFIC in the future. If the Company were to be treated as a PFIC, all U.S. Holders may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions," including any gain on the sale of Common Stock. In order to avoid this tax consequence, a U.S. Holder (i) may be permitted to make a "qualified electing fund" election, in which case, in lieu of such treatment would be required to include in their taxable income certain undistributed amounts of the Company's income or (ii) may elect to mark-to-market the Common Stock and recognize ordinary income (or possible ordinary loss) each year with respect to such investment and on the sale or other disposition of the Common Stock. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a PFIC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a PFIC at any point in time after the date of this Prospectus. There can be no assurance that the Company will be willing or able to take the action necessary for a U.S. Holder to make a "qualified electing fund" election in the event the Company is determined to be a PFIC.

     Controlled Foreign Corporation. If more than 50% of the stock (vote or value) of the Company is owned, directly or indirectly, by U.S. Holders, each of whom owns or is deemed to own under certain attribution rules 10% or more of the total combined voting power of all classes of stock of the Company ("10% Shareholder"), the Company will be treated as a "controlled foreign corporation" (a "CFC") under Subpart F of the Code. One of the Company's existing shareholder who is a 10% Shareholder may be considered as owning approximately 26.6% of the Common Stock immediately after this Offering. It is unclear how controlling blocks of stock will be valued for these purposes. Accordingly, the Company may be treated as a CFC for United States federal income tax purposes even though 10% Shareholders do not own more than 50% of the outstanding Common Stock.

     The Company does not believe that it is a CFC and it is not anticipated that the Company will become a CFC as a result of this Offering; however, no assurance can be given that the Company will not be a CFC immediately after this Offering or that it will not become a CFC as a result of future changes in its ownership. If the Company were to be treated as a CFC, each 10% Shareholder would be required to include in its taxable income as a deemed dividend its pro rata share of certain undistributed income of the Company (which possibly could be substantial) and certain investments by the Company in United States property, and all or a portion of the gain from the sale or exchange of Common Stock may be treated under Section 1248 of the Code as dividend income. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a CFC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a CFC at any point in time after the date of this Prospectus.

     Foreign Personal Holding Company. A foreign corporation may be classified as a foreign personal holding company (a "FPHC") for federal income tax purposes if both of the following tests are satisfied: (i) at any time during the taxable year five or fewer individuals who are United States citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of its stock (vote or value) and (ii) at least 60% (50% for years subsequent to the year in which it becomes a FPHC) of its gross income (regardless of its source), as specifically adjusted, is "foreign personal holding company income," which includes dividends, interest, rents, royalties and gain from the sale of stock or securities.

     The Company does not believe that it is currently a FPHC nor does it anticipate that it will be a FPHC in the future; however, no assurance can be given that the Company is not or will not become a FPHC as a result of future changes of ownership or changes in the nature of the income of the Company. If the Company were to be classified as a FPHC, each U.S. Holder would be required to include in income as a taxable constructive dividend its pro rata share of the Company's undistributed foreign personal holding company income.

     Form 5471. Any U.S. Holder who owns 10% or more (in voting power or value) of the stock of the Company may be required to file IRS Form 5471 with the IRS to report certain acquisitions or dispositions of stock of the Company. In addition, annual filings of IRS Form 5471 would be required (i) by any U.S. Holder of 10% or more (of the voting power in the case of a CFC, or value in the case of a FPHC) of the stock of the Company, and (ii) by any U.S. Holder owning more than 50%, in voting power or value, of the stock of the Company.

TAXATION OF NON-U.S. HOLDERS

     Distributions on Common Stock. Distributions made by the Company with respect to the Common Stock to non-U.S. Holders who are not engaged in the conduct of a trade or business within the United States will be subject to United States federal income tax only if 25% or more of the gross income of the Company (from all sources for the three-year period ending with the close of the taxable year preceding the declaration of the distribution) was effectively connected with the conduct of a trade or business in the United States by the Company. The Company does not anticipate engaging in the conduct of a trade or business within the United States, except through its subsidiaries. However, if the 25% threshold for such period is exceeded, a portion of any distribution paid by the Company to a non-U.S. Holder could be subject to federal income tax withholding at the rate of 30%; the portion of the distribution that could be subject to withholding would correspond to the portion of the Company's gross income for the period that is effectively connected to its conduct of a trade or business within the United States.

     Sale or Exchange of Common Stock. A non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or exchange of the Common Stock if such holder has no connection with the United States other than holding the Common Stock and in particular (i) such gain is not effectively connected with a trade or business in the United States of the non-U.S. Holder, (ii) in the case of a non-U.S. Holder who is an individual which has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of such disposition, and (iii) the Company is not and has not been at any time within 5 years preceding such disposition a "U.S. real property holding corporation" (a "USRPHC") for federal income tax purposes.

     The Company believes that it is not and does not currently intend to become a USRPHC, but no assurance can be given that the Company is not or will not become a USRPHC in the future. In general, if the Company is determined to be a USRPHC then non-U.S. Holders may be subject to United States federal income tax on the sale or exchange of the Common Stock, and to withholding at a rate of 10% on any such disposition. However, a non-U.S. Holder will not be subject to these special rules even if the Company is determined to be a USRPHC provided that (i) such non-U.S. Holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of the Common Stock of the Company and (ii) the Common Stock is then "regularly traded" on an established securities market in the United States. Since the Common Stock is traded on the Nasdaq stock market and since it is regularly quoted by broker dealers, the Common Stock should be considered to be "regularly traded" on an established securities market. However, it is possible to interpret the current Temporary Regulations as concluding that the Common Stock will not be considered "regularly traded" at any time during which 50% or more thereof is owned by 100 or fewer persons, which will be the case after this Offering and for some time to come.

     United States Business. A non-U.S. Holder engaged in a trade or business in the United States whose income from the Common Stock (including gain from the sale or exchange thereof) is effectively connected with the conduct of such trade or business will generally be subject to regular United States federal income tax on such income in the same manner as if it were a U.S. Holder. In addition, if such a holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

BACKUP WITHHOLDING

     Distributions made by the Company with respect to the Common Stock and the gross proceeds received from the disposition of the Common Stock may be subject to certain information reporting to the IRS and to a 31% backup withholding tax. However, backup withholding generally will not apply to payments made to certain exempt recipients (such as a corporation or financial institution) or to a holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against such holder's United States federal income tax liability.

CERTAIN BERMUDA TAX CONSIDERATIONS

     This section is a summary of the principal Bermuda tax considerations that may be relevant to prospective purchasers of the Common Stock. Conyers Dill & Pearman, special Bermuda counsel to the Company has delivered an opinion to the Company to the effect that the discussion set forth below, to the extent that it relates to matters of Bermuda tax consideration, is accurate in all material respects. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda company or its shareholders, other than shareholders ordinarily resident in Bermuda. The Company has obtained an assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of an estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to the Company or to any of its operations or to the shares, debentures or other obligations of the Company except insofar as such tax applies to persons ordinarily resident in Bermuda or any tax payable pursuant to the Land Tax Act 1967 in relation to any land leased to the Company. Therefore, there will be no Bermuda tax consequences with respect to the sale of the Common Stock or with respect to distributions in respect of the Common Stock. As an exempted company, the

Company is liable to pay in Bermuda an annual fee based upon its authorized share capital and the premium on its shares.

OTHER COUNTRIES

     The Company (and its subsidiaries) will likely be subject to tax on income earned in each of the countries in which it does business (directly or through subsidiaries or joint ventures). In addition, dividends from the Company's subsidiaries may be subject to withholding tax when paid to the Company. The Company has not to date analyzed the tax consequences of doing business in any jurisdiction other than those described above.

                              PLAN OF DISTRIBUTION

     This Prospectus covers 100,000 shares of the Company's Common Stock. All of the Shares offered hereby may be sold from time to time by the Selling Shareholders. The securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares, but will receive amounts upon exercise of the Commonwealth Warrants, which amounts will be used for working capital and general corporate purposes. The Commonwealth Warrants may be exercised on a cashless basis (whereby the holder of Commonwealth Warrants will receive shares with an aggregate market value of one Share over the Commonwealth Warrant exercise price times the number of Commonwealth Warrants exercised). If the Shares are exercised on a cashless basis, the Company will not receive any cash proceeds upon the exercise of the Commonwealth Warrants.

     The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

     From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of customer agreements with their respective brokers. Upon a default by the Selling Shareholders, such brokers may offer and sell the pledged Shares.

     Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Shareholders.

     Any broker-dealer acquiring Common Stock offered hereby may sell such securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of Common Stock by the Selling Shareholders.

     The Selling Shareholders are not restricted as to the price or prices at which it may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

     The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.

     This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling Shareholders, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such Shares.

                                  LEGAL MATTERS

     The validity of the Stock of Common Stock offered hereby and certain other matters of Bermuda law will be passed upon for the Company by Conyers Dill & Pearman, located in Hamilton, Bermuda. Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, located in Amman, Jordan, has acted as counsel to the Company with respect to certain matters of Jordanian law. Certain legal matters with respect to United States law will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, located in New York, New York.

                                    EXPERTS

     The financial statements incorporated by reference in this Registration Statement, have been audited by Arthur Andersen and are incorporated by reference herein in reliance upon the authority of said firms as experts in giving said reports. With respect to the financial statements for 1995 and 1996, Arthur Andersen's report states that with respect to certain subsidiaries its report is based on the reports of other independent public accountants, including Dr. Mohamed Al-Amri & Co., Mehta & Tengra, and Edward Isaacs & Company, LLP.

================================================================================

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------


                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Additional Information.........................     2
Incorporation of Certain Documents
  by Reference.................................     2
Enforceability of Civil Liabilities
  Against Foreign Persons......................     3
Prospectus Summary.............................     4
The Company....................................     4
Risk Factors...................................     7
The Company's Organization.....................    13
Use of Proceeds................................    14
Selling Shareholders...........................    15
Description of Capital Stock...................    16
Certain Foreign Issuer Considerations..........    19
Taxation.......................................    21
Plan of Distribution...........................    26
Legal Matters..................................    27
Experts........................................    27


                                 100,000 SHARES




                                     ARAMEX
                                 INTERNATIONAL
                                    LIMITED


                                  COMMON STOCK


                            ------------------------
                                   PROSPECTUS
                            ------------------------



                                         , 1998

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses expected to be incurred by the Company (on behalf of itself and the Selling Shareholders) in connection with this offering.

NATURE OF FEES AND EXPENSES                               AMOUNT TO BE PAID
-------------------------------------------------------   -----------------
SEC Registration Fee...................................       $    248
Nasdaq National Market Listing Fee.....................          2,000
Legal Fees and Expenses................................         10,000
Blue Sky Qualification Fees and Expenses...............          1,500
Printing Expenses......................................         10,000
Miscellaneous..........................................          3,252
                                                          -----------------
          Total........................................        $27,000
                                                          -----------------
                                                          -----------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (i) Section 98 of the Companies Act 1981 of Bermuda renders void any provisions, whether contained in a company's bye-laws or in any contract between the company and any officer thereof, exempting such officer from, or indemnifying such officer against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation of the company; provided, that a company may indemnify such officer against any liability incurred by him in defending any proceedings, criminal or civil, in which judgment is given in such officer's favor or in which he is acquitted or when relief is granted to such officer by the Supreme Court of Bermuda as provided for by the Companies Act 1981.

      (ii) Section 98A of the Companies Act 1981 of Bermuda provides that a company may purchase and maintain insurance for the benefit of any officer of the Company against any liability incurred by him in his capacity as an officer of the company with respect to a violation of his duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances or indemnifying such officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary and that no provision of the Companies Act 1981 shall render any such insurance policy void or voidable. The registrant intends to obtain such an insurance policy prior to the closing of the offering pursuant to this registration statement.

     (iii) The Bye-laws of the registrant provide that the directors, secretary and other officers for the time being of the Company and the liquidatory or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administers, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

         The Bye-laws also provide that the registrant may purchase insurance on behalf of any person, including officers and directors, serving at the request of the registrant against any liability asserted against such person.

     The registrant intends to enter into agreements with its directors and executive officers which provide for indemnification of such persons against judgments, fines, penalties, charges and expenses suffered or incurred by them in their capacity as representatives of the registrant. The agreements will provide that, in certain circumstances, the registrant may reimburse or advance funds to any person in respect of expenses incurred in advance of the final disposition of any suit, claim or proceeding.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER                                                 DESCRIPTION
------   ----------------------------------------------------------------------
  1.1    Form of Underwriting Agreement with Scott & Stringfellow, Inc. (3)
  3.1    Memorandum of Association of Aramex International Limited (1)
  3.2    Bye-laws of Aramex International Limited (1)
  4.1    Specimen of Common Stock Certificate (1)
  4.2    Form of Underwriter's Warrant Agreement, for the Company's initial
         Public Offering, including form of Redeemable Warrant Certificate (1)
  5.1    Opinion of Conyers, Dill & Pearman (4)
  8.1    Opinion of Conyers, Dill & Pearman relating to tax matters (4)
  8.2    Opinion of Orrick, Herrington & Sutcliffe LLP relating to tax matters
 10.1    Stock Option Plan (1)
 10.2    Form of Agreement granting a license to use the Aramex name (1)
 10.3    Form of Management Agreement (1)
 10.4    Form of Agreement with each of the Company's Middle East (MED) Mail
         Order Catalog Companies (1)
 10.5    Employment Agreement dated as of November 4, 1996 between Aramex
         International Limited and William Kingson (1)
 10.6    Employment Agreement dated as of November 4, 1996 between Aramex
         International Limited and Fadi Ghandour (1)

EXHIBIT
NUMBER                                                 DESCRIPTION
------   ----------------------------------------------------------------------
 10.7    Form of Indemnification Agreement, between Aramex International
         Limited and members of the Board of Directors (1)
 10.8    Stock Purchase Agreement dated as of October 22, 1996 between William
         Kingson, Fadi Ghandour, Rula Ghandour and Airborne Freight
         Corporation (1)
 10.9    Shareholders Agreement dated as of October 22, 1996 between William
         Kingson, Fadi Ghandour, Rula Ghandour and Airborne Freight
         Corporation (1)
 10.10   Amendment No. 1 to Shareholders Agreement dated as of December 11,
         1996 between William Kingson, Fadi Ghandour, Rula Ghandour and Airborne
         Freight Corporation as amended by Agreement dated as of December 12,
         1996 (1)
 10.11   Nominee Shareholder Agreement dated January 1, 1995 by and between
         Raghida Ali Ghandour and Aramex International Limited (1)
 10.12   Nominee Shareholder Agreement dated January 1, 1995 by and between
         Fadi Ali Ghandour and Aramex International Limited (1)
 10.13   Amendment No. 1 to each of the Nominee Shareholder Agreements dated as of December 23, 1996 (1)
 21.1    List of subsidiaries of Aramex International Limited (3)
 23.1    Consent of Edward Isaacs & Company LLP
 23.2    Consent of Arthur Andersen
 23.3    Consent of Mehta & Tengra
 23.4    Consent of Dr. Mohamed Al-Amri & Co.
 23.5    Consent of Orrick, Herrington & Sutcliffe LLP
 23.6    Consent of Ali Sharif Zu'bi & Sharif Ali Zu'bi
 23.7    Consent of Conyers Dill & Pearman
 24.1    Powers of attorney executed by certain officers and directors of the
         Registrant (included on signature page)
 99.1    Press Release dated March 31, 1997 (2)
 99.2    Press Release dated June 30, 1997 (2)

------------------
(1) Previously filed together with the Registrant's Registration Statement on Form F-1 (File No. 333-15639) as amended and incorporated herein by reference.

(2) Previously filed together with Registrant's Quarterly Report on Form 6-K (File No. 0-2918) dated September 12, 1997 incorporated herein by reference.

(3) Previously filed together with the Registrant's Registration Statement on Form F-1 (File No. 333-49841)

(4) To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price.

               represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where the interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-3, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, ON AUGUST 4, 1998.


                                          ARAMEX INTERNATIONAL LIMITED

                                          By:       /s/ WILLIAM S. KINGSON
                                              ----------------------------------
                                                     William S. Kingson
                                                   Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William S. Kingson and Fadi Ghandour, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (v) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done (including any prospectus included in this registration statement or any such amendment with the Bermuda Register of Companies), as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   SIGNATURE                                    TITLE OF CAPACITIES                       DATE
------------------------------------------------  ------------------------------------------------   --------------

/s/ WILLIAM S. KINGSON                            Chairman of the Board                               August 4, 1998
--------------------------------------            (Principal Executive Officer)
   William S. Kingson

/s/ FADI GHANDOUR                                 President and Chief Executive Officer               August 4, 1998
--------------------------------------
   Fadi Ghandour

/s/ RULA GHANDOUR                                 Director                                            August 4, 1998
--------------------------------------
   Rula Ghandour

/s/ ROY LILJEBECK                                 Director                                            August 4, 1998
--------------------------------------
   Roy Liljebeck


/s/ AYED AL-JEAID                                 Director                                            August 4, 1998
--------------------------------------
   Ayed Al-Jeaid

/s/ EMAD SHISHTAWI                                Accounting and Finance Manager                      August 4, 1998
--------------------------------------            (Principal Financial and Accounting Officer)
   Emad Shishtawi

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                            DESCRIPTION
------   ---------------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement with Scott & Stringfellow, Inc. (3)
  3.1    Memorandum of Association of Aramex International Limited (1)
  3.2    Bye-laws of Aramex International Limited (1)
  4.1    Specimen of Common Stock Certificate (1)
  4.2    Form of Underwriter's Warrant Agreement, for the Company's initial Public Offering, including form of Redeemable Warrant Certificate (1)
  5.1    Opinion of Conyers Dill & Pearman (4)
  8.1    Opinion of Conyers Dill & Pearman relating to tax matters (4)
  8.2    Opinion of Orrick, Herrington & Sutcliffe LLP relating to tax matters
 10.1    Stock Option Plan (1)
 10.2    Form of Agreement granting a license to use the Aramex name (1)
 10.3    Form of Management Agreement (1)

 10.4    Form of Agreement with each of the Company's Middle East (MED) Mail Order Catalog
         Companies (1)

 10.5    Employment Agreement dated as of November 4, 1996 between Aramex International Limited and
         William Kingson (1)
 10.6    Employment Agreement dated as of November 4, 1996 between Aramex International Limited and
         Fadi Ghandour (1)
 10.7    Form of Indemnification Agreement, between Aramex International Limited and members of the
         Board of Directors (1)
 10.8    Stock Purchase Agreement dated as of October 22, 1996 between William Kingson, Fadi Ghandour,
         Rula Ghandour and Airborne Freight Corporation (1)
 10.9    Shareholders Agreement dated as of October 22, 1996 between William Kingson, Fadi Ghandour,
         Rula Ghandour and Airborne Freight Corporation (1)
 10.10   Amendment No. 1 to Shareholders Agreement dated as of December 11, 1996 between William
         Kingson, Fadi Ghandour, Rula Ghandour and Airborne Freight Corporation as amended by
         Agreement dated as of December 12, 1996 (1)
 10.11   Nominee Shareholder Agreement dated January 1, 1995 by and between Raghida Ali Ghandour and
         Aramex International Limited (1)
 10.12   Nominee Shareholder Agreement dated January 1, 1995 by and between Fadi Ali Ghandour and
         Aramex International Limited (1)
 10.13   Amendment No. 1 to each of the Nominee Shareholder Agreements dated as of December 23, 1996 (1)
 21.1    List of subsidiaries of Aramex International Limited (3)
 23.1    Consent of Edward Isaacs & Company LLP
 23.2    Consent of Arthur Andersen
 23.3    Consent of Mehta & Tengra
 23.4    Consent of Dr. Mohamed Al-Amri & Co.
 23.5    Consent of Orrick, Herrington & Sutcliffe LLP
 23.6    Consent of Ali Sharif Zu'bi & Sharif Ali Zu'bi
 23.7    Consent of Conyers Dill & Pearman
 24.1    Powers of attorney executed by certain officers and directors of the Registrant (included on signature page)
 99.1    Press Release dated March 31, 1997 (2)
 99.2    Press Release dated June 30, 1997 (2)

------------------
(1) Previously filed together with the Registrant's Registration Statement on Form F-1 (File No. 333-15639) as amended and incorporated herein by reference.

(2) Previously filed together with Registrant's Quarterly Report on Form 6-K (File No. 0-2918) dated September 12, 1997 incorporated herein by reference.

(3) Previously filed together with the Registrant's Registration Statement on Form F-1 (File No. 333-49841).

(4) To be filed by amendment.